Exhibit 4.89

Equity Pledge Agreement

of

Shenzhen Qfun Internet Technology Co., Ltd.

_______________________________________

Between

Qfun Information Technology (Shenzhen) Co., Ltd.

And

ZHANG Jiahui

CAO Yu

ZHU Nianyang

Shenzhen Guangtiandi Technology Co., Ltd.

_______________________________________

January 10, 2017

Equity Pledge Agreement

This Agreement is made and entered into by and among the following Parties on January 10, 2017 in Shenzhen:

Party A (Pledgee): Qfun Information Technology (Shenzhen) Co., Ltd.

Domicile: Room 101-1, Building No.3, North Block, Pingshan Dayuan Industrial Park, Pingshan 1st Road, Taoyuan Street, Nanshan District, Shenzhen

Legal Representative: WANG Ying

(hereinafter referred to as “Party A” or “Pledgee”)

Party B (Pledgors):

Party B1: ZHANG Jiahui

|ID Card No.: 220104198806164441

Party B2: CAO Yu

ID Card No.: 211302198507211639

Party B3: ZHU Nianyang

ID Card No.: 370212198801151519

Party B4: Shenzhen Guangtiandi Technology Co., Ltd. (hereinafter referred to as “Guangtiandi”)

Domicile: Room 2-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen

Legal Representative: YIN Zhiwei

(Party B1, Party B2, Party B3 and Party B4 shall be collectively referred to as “Party B” or “Pledgors”, and their rights and obligations hereunder are inseparable.)

Whereas:

1.	Party B are shareholders of record of the Target Company and legally hold all equity of Shenzhen Qfun Internet Technology Co., Ltd. (hereinafter referred to as “Target Company”). Of which, Party B1 holds 25.333% of the equity of the Target Company, Party B2 holds 16.121% of the equity of the Target Company, Party B3 holds 7.546% of the equity of the Target Company, and Party B4 holds 51% of the equity of the Target Company.

2.	On or before the date hereof, the Parties hereto have entered into the Shareholders' Voting Rights Proxy Agreement and the Exclusive Call Option Agreement concerning Party B's equity in the Target Company, and the Target Company and Party A have entered into the Entrusted Management Agreement for the operation of the Target Company.

3.	In order to realize the agreement of Party A and Party B in the Exclusive Call Option Agreement, and ensure Party A may exercise relevant options to realize the purpose of obtaining Party B's equity in the Target Company or assets of the Target Company, prior to completion of such purchase, Party B agrees to pledge 100% equity it holds in the Target Company to Party A, and Party A agrees to accept Party B's pledge of equity.

THEREFORE, upon negotiation, the Parties hereby agree as follows:

Article 1 Definitions and Interpretation

1.1	Unless otherwise interpreted in the context, the following terms herein shall have the following meanings:

“Business Day”	refers to any day other than national legal holidays and public holidays in China.

“Target Company”	refers to Shenzhen Qfun Internet Technology Co., Ltd.

“Encumbrance”	refers to (1) mortgage, pledge, lien, priority, or other security interest; (2) acquisition agreement; (3) debt subordination agreement or arrangement (under which a debt is inferior to other debts in terms of repayment); or (4) agreement setting up or enforcing any of the foregoing.

“Creditor and Pledgee”	refers to the creditor under the Master Contracts, i.e. Qfun Information Technology (Shenzhen) Co., Ltd. and/or the entity or individual it designates.

“Debtors”	refer to the debtors under the Master Contracts, i.e. shareholders of record of Shenzhen Qfun Internet Technology Co., Ltd. on the date hereof.

“Governmental Authorities”	refer to (1) the people’s governments, people’s congresses, people’s courts and people’s procuratorates at all levels in China; (2) arbitration institutions in China and their branches; and (3) all agencies, institutions and social groups as may be authorized by the government to exercise any administrative, legislative, judicial, managerial, regulatory, expropriation and tax levying power under the leadership or in the name of the said authorities.

“Pledged Equity”	refers to the 100% equity in the Target Company as held by the Pledgors, including all bonus shares, shares obtained after capital reserves converting into share capital, and right issue, during the term of the pledge.

“PRC”	refers to the People’s Republic of China, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Master Contracts”	collectively refer to, the Shareholders' Voting Rights Proxy Agreement and the Exclusive Call Option Agreement entered into by and between the Parties hereto, and the Entrusted Management Agreement entered into by and between the Target Company and Party A, on or before the date hereof.

“Person”	refers to any individual, partnership, limited liability company, company limited by shares, trust, unincorporated association, joint venture, enterprise legal person, government entity or any other entity.

“Primary Claims”	refer to the claims as the Creditor may have against the Debtors under the Master Contracts.

“Primary Debts”	refer to the debts as the Debtors may owe to the Creditor under the Master Contracts.

“Confidential Information”	refers to the trade secrets, proprietary information, customer information and all other information of a confidential nature of other Parties known in the conclusion and performance of this Agreement.

“Defaulting Party”	refers to any Party materially breaching any provision hereunder or materially failing to perform or delaying in performance of any of its obligations hereunder.

“Default”	refers to the act of any Party hereto materially breaching any provision hereunder or materially failing to perform or delaying in performance of any of its obligations hereunder.

1.2	References to any PRC law herein shall be deemed to:

(1)	Include amendment, change, supplement and reenactment to and of such PRC law, regardless of they take effect before or after the conclusion of this Agreement; and

(2)	Include other decisions, notices and rules formulated under or effective due to such law.

1.3	Unless the context otherwise requires herein, references to article, paragraph, item and sub-item herein shall refer to the corresponding content in this Agreement.

Article 2 The Pledge

2.1	The Pledgors agree to pledge the Pledged Equity they hold for the Primary Debts and other relevant obligations and liabilities of the Debtors under the Master Contracts, and the Pledgee agrees to accept such pledge.

2.2	The scope of pledge hereunder includes:

(1)	principal and interest of the Main Claims, penalty interest, compound interest, penalty, damages to be paid due to Default of the Debtors under the Master Contracts, costs payable to the Creditor by the Debtors, costs incurred by the Creditor for realizing the claims and security interests, etc.; and

(2)	The costs incurred by the Creditor for realizing the claims and security interests refer to all costs incurred by the Creditor in exercising any right or interest under the Master Contracts, this Agreement and other guarantee contracts, including but not limited to the litigation costs (or arbitration fee), attorney’s fee, appraisal fee, auction fee, travel expenses, and other costs.

2.3	The period for satisfaction of debts by the Debtors shall be subject to the provisions of the Master Contracts.

2.4	The Pledgors shall, within 10 Business Days upon execution of this Agreement, assist the Pledgee in completing the registration and other relevant formalities for the pledge of the Pledged Equity with the administration for industry and commerce at the place of registration of the Target Company, and ensure the Pledgee will be registered as the only pledgee of the Pledged Equity, and that the pledge of the Pledged Equity will be recorded on the register of members of the Target Company and the certificates of contribution of the Pledged Equity, and the Pledgors shall then deliver the certificates of contribution of the Pledged Equity to the Pledgee for custody. If, in addition to the pledge registration, there are other relevant formalities such as approval, filing, notarization required for the pledge of the Pledged Equity by the Pledgor, then the Pledgors shall, within 20 Business Days upon execution of this Agreement, complete relevant formalities or obtain approval or filing documents issued by the relevant Governmental Authorities, and deliver such approval or filing documents to the Pledgee. All costs incurred by completing the pledge registration and other relevant formalities shall be borne by the Pledgors.

2.5	During pledge, the Pledgee is entitled to such fructus generated from the Pledged Equity as dividends and bonus, and such fructus shall be pledged together with the Pledged Equity. The fructus collected by the Pledgee shall be first used to pay any cost incurred from collection of the fructus.

2.6	The Pledgee may transfer the Primary Claims and the rights, titles and interests hereunder after giving a written notice to the Pledgors, without consent of the Pledgors. The Pledgors shall assist the Pledgee or the transferee in completing all approval or registration formalities or other formalities required for such transfer.

Article 3 Representations and Warranties of the Pledgors

3.1	For the benefits of the Pledgee, the Pledgors represent and warrant to the Pledgee as follows, and the following representations and warranties are authentic, accurate and sufficient:

(1)	The Pledgors each has the competency to enter into this Agreement and has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

(2)	The Pledgors each warrants that all certificates, documents, materials and information provided by the Pledgors to the Pledgee for the execution and performance of this Agreement are authentic, accurate and sufficient, without any concealed or fraudulent information.

(3)	The Pledgors' execution, delivery and performance of this Agreement will neither violate any laws applicable to the Pledgors, nor breach any valid agreement binding upon them or their property.

(4)	The Pledgors each has legal and absolute ownership, right to dispose and other rights, titles and interests of the Pledged Equity, and there is no mortgage, pledge or other Encumbrance over the Pledged Equity.

(5)	The Pledgors each has paid in full the contribution payable under the Pledged Equity, and there is no withdrawal of contribution, inadequate contribution, false contribution or other circumstance affecting the value of the Pledged Equity.

(6)	The Pledged Equity is not subject to property preservation or enforcement measures such as attachment, freezing and detention, and there is no lawsuit, arbitration, administrative proceedings or other circumstance against the Pledged Equity, and no such circumstance will occur after the execution of this Agreement.

(7)	During the term of pledge, the Pledgors shall actively exercise their right to share allotment, and may not waive any bonus share, share obtained after capital reserves converting into share capital, or right issue, and undertake to assume the consideration payable for obtaining the right to share allotment, and warrant to cooperate with the Pledgee in completing the pledge formalities for such newly increased shares.

(8)	Notwithstanding the pledge hereunder, the Pledgors and the Target Company shall still be responsible for complying with and performing all of their obligations under the articles of association and/or relevant laws and the approval replies of Governmental Authorities.

Article 4 Limitation of Rights

4.1	During the term of pledge, without written consent of the Pledgee, the Pledgors may not in any way (including but not limited to sale, transfer, gift, re-pledge, etc.) dispose all or part of the Pledged Equity, unless the Pledgors provide other collateral or security agreed by the Pledgee in writing, or repay the Primary Debts as agreed.

4.2	During the term of pledge, any exercise of the voting rights by the Pledgors or the director or supervisor they appoint must obtain written consent of the Pledgee.

Article 5 Enforcement of Rights of Pledge

5.1	Under any of the following circumstances, the Pledgee is entitled to immediately enforce the pledge rights:

(1)	Where the Debtors breach the Master Contracts or the Pledgors breach any provision of this Agreement;

(2)	Where the Pledgors or the Debtors file for (or are filed for) bankruptcy, reorganization or settlement, are declared bankruptcy, reorganization or settlement, are dissolved, deregistered, cancelled, shut down, revoked off, closed down, or have any merger, split, change in organization form or other similar circumstance; and

(3)	Where the Pledgors or the Debtors have other events which endanger or damage the rights, titles or interests of the Pledgee.

5.2	Under any of the circumstances set forth in Article 5.1 hereof, the Pledgee may apply to the people's court with jurisdiction to auction or sell the Pledged Equity.

Article 6 Lapse of Rights of Pledge

6.1	Under any of the following circumstances, the rights of pledge hereunder shall lapse:

(1)	Where the Debtors have fully discharged all debts in accordance with the Master Contracts; and

(2)	Where the Pledgee has enforced the rights of pledge in accordance with this Agreement.

6.2	After lapse of the rights of pledge, the Pledgee shall, within 30 Business Days, assist the Pledgors in completing the pledge release formalities and other relevant formalities (if necessary), and all costs incurred for completing the pledge release formalities and other relevant formalities shall be borne by the Pledgors.

Article 7 Confidentiality

7.1	During the term of this Agreement, all Customer Information and other relevant data in connection with Party A’s operation and services provided by Party B shall be jointly owned by the Parties.

7.2	Regardless of whether this Agreement has been terminated or not, the Parties shall strictly keep confidential the trade secrets, proprietary information, Customer Information and all other information of a confidential nature of other Parties known in the conclusion and performance of this Agreement. Except with prior written consent of the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by applicable listing rules at the place where an affiliate of a Party is listed, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party. The Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

7.3	The following information shall not be deemed as the Confidential Information:

(1)	any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means; or

(2)	any information which enters the public domain other than as a result of a fault of the receiving Party; or

(3)	any information lawfully acquired by the receiving Party from other source subsequent to the receipt of relevant information.

7.4	A receiving Party may disclose the Confidential Information to its relevant employees, agents or its engaged professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

7.5	Notwithstanding any other provisions of this Agreement, the validity of this Article shall not be affected by termination of this Agreement. Upon termination or rescission of this Agreement, the Parties shall still assume the confidentiality obligation agreed herein.

Article 8 Notice

8.1	Any notice, request, demand and other correspondence required or given hereunder shall be delivered to relevant Parties in writing.

8.2	Such notice or other correspondence, if sent by fax or telegraph, shall be deemed properly served once sent, or if delivered by personal delivery, shall be deemed properly served once delivered in person, or if sent by post, shall be deemed properly served after 3 Business Days after posting, or if sent by email, shall be deemed to properly served when the notice email is deemed to enter into the email receipt system of the other Party after the sender correctly fills in the email address and the email is not returned by the system.

8.3	The addresses, contact persons and electronic communication terminals agreed herein shall be the addresses for work contacts between the Parties and the service of legal instruments and for the arbitration institution and/or people's court to serve instruments during dispute resolution, and legal instruments served via such addresses and/or the addresses disclosed in information registered with the administration for industry and commerce (or the registered address on the resident ID Card) shall be deemed as validly served. The notice and service provisions in Article 8 hereof shall be independent provisions, not affected by the validity of the entire Agreement or other provisions hereof.

Article 9 Default Liabilities

9.1	The Parties agree and confirm that if any Party hereto materially breaches any provision hereunder or materially fails to perform or delays in performance of any of its obligations hereunder, it shall constitute the Default hereunder, and the non-defaulting Party may demand the Defaulting Party to make correction or take remedy measures within a reasonable time limit. Should the Defaulting Party still fail to make correction or take remedy measures within such reasonable time limit or 10 Business Days after the non-defaulting Party notifies the Defaulting Party in writing and requests for correction, the non-Defaulting Party may at its liberation decide: (1) to terminate this Agreement and demand the Defaulting Party to pay all liquidated damages; or (2) to demand specific performance of the obligations of the Defaulting Party hereunder and demand the Defaulting Party to pay all liquidated damages.

9.2	Notwithstanding any other provisions of this Agreement, the validity of this Article shall not be affected by termination of this Agreement.

Article 10 Force Majeure

In case of any natural disaster, storm, tornado or other weather conditions, strike, shutdown, stoppage or other industrial problems, war, riot or civil commotion, conspiracy, hostility, terrorist or violence of criminal organization, blockage, serious disease or plague, earthquake or other crustal movement, flood or other acts of God, bomb explosion or other explosion, fire, accident, or other Force Majeure Event which is unpredictable or the consequence of which is unpreventable or inevitable, and such Force Majeure Event directly affects a Party’s performance of this Agreement or causes the failure of such Party to perform per the agreed conditions, the affected Party shall immediately give a notice thereof to the other Party by fax, and within 20 Business Days, provide details of Force Majeure and supporting documents on the reasons for the non-performance or delay in performance of this Agreement, and such supporting documents shall be issued by the notarization authority at the place where the Force Majeure occurs. Based on the degree of influence of the Force Majeure Event on the performance of this Agreement, the Parties shall negotiate whether to partially exempt the performance of this Agreement or delay the performance of this Agreement. Neither Party shall be liable for compensation for the economic loss of each other caused by Force Majeure.

Article 11 Dispute Resolution

11.1	Any dispute arising out of and in connection with this Agreement shall be resolved by the Parties upon negotiation.

11.2	Where the Parties fail to reach a consensus within 20 Business Days after the dispute occurs, either Party may submit such dispute to South China International Economic and Trade Arbitration Commission (the “Commission”) for arbitration in Shenzhen in accordance with the arbitration rules of the Commission in force at the time of submittal for arbitration. The arbitration tribunal shall consist of three arbitrators, and the arbitration language shall be Chinese, and the arbitration award shall be final and binding upon the Parties.

11.3	Subject to the PRC Laws, the Commission shall have the right to render award on the following: (1) with respect to equity, land assets or other assets of the Company, remedy measures; (2) injunction relief, for example, requiring the Company to carry out business operation or compulsorily transfer assets of the Company; (3) liquidation of the Company.

11.4	Subject to the PRC Laws, before the Commission forms an arbitration tribunal in accordance with the arbitration rules or under appropriate circumstances, the courts with jurisdiction at the following places shall have the right to render a ruling on remedy measures to support the arbitration: (1) Hong Kong Special Administrative Region, (2) place of registration of Party A, (3) domicile of Party B, and (4) place where major assets of Party A or Party C locate.

11.5	Unless otherwise ruled by the arbitration tribunal, all expenses paid or advanced for arbitration (including but not limited to the arbitration fee, fee for arbitrators and attorneys, travel expenses, etc.) shall be borne by the defeated Party.

Chapter 12 Miscellaneous

12.1	This Agreement shall be written in Chinese and made in septuplicate, with Party B4 holding 2 copies and other Parties each holding one copy, and the last for completion of the pledge registration formalities, all copies having the same legal effect.

12.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

12.3	Any right, power or remedy granted to a Party any provision hereof shall not preclude such Party from other rights, powers or remedies available to it under the Laws and other provisions hereof, and a Party's exercise of its rights, powers and remedies shall not preclude the exercise of other rights, powers and remedies available to it.

12.4	Failure to exercise or delay in exercising any right, power or remedy under this Agreement or available under the Laws by a Party shall not cause waiver of such rights, and any single or partial waiver of rights of such Party shall not prevent it from exercising such rights in other ways or exercising its other rights.

12.5	Each provision hereof shall be separable and independent from every other provision, and if any or several provisions hereof become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected thereby. The Parties shall, through good faith negotiation, make efforts to replace such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by the Laws and meeting expectations of the Parties, and the economic effects produced by such valid provisions shall be close to the economic effects of such invalid, illegal or unenforceable provisions as much as possible.

12.6	Any amendment or supplement to this Agreement shall be made in writing, and shall only become effective upon duly execution by the Parties.

12.7	This Agreement shall be binding upon the legal assignees and successors of the Parties.

12.8	This Agreement shall constitute the entire agreement among the Parties with respect to the content of this Agreement and supersede all previous oral and written agreements, contracts, understandings and communications among the Parties with respect to the content hereof.

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(No text on this page. This is the signature page of the Equity Pledge Agreement on Shenzhen Qfun Internet Technology Co., Ltd.)

Party A (Seal): Qfun Information Technology (Shenzhen) Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Party B1: ZHANG Jiahui /s/ ZHANG Jiahui (Signature)

Party B2: CAO Yu /s/ CAO Yu (Signature)

Party B3: ZHU Nianyang /s/ ZHU Nianyang (Signature)

Party B4 (Seal): Shenzhen Guangtiandi Technology Co., Ltd.

Legal Representative or Authorized Representative:/s/ Authorized Representative (Signature)